Exhibit 10.35

SHARES PURCHASE AGREEMENT

By and among

Shenzhen Asia-Pacific Future Education Technology Development Co., Ltd.,

And

Qiu Feng

Tuo Peifa

Regarding

Shanghai Bohao Information and Technology Company Limited

Date: October 19, 2015

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This Shares Purchase Agreement (“the Agreement”) is entered by and among the following Parties in Shenzhen, PRC (“China”, for the purpose of this Agreement, exclude Hong Kong, Macao and Taiwan) on October 19, 2015:

Party A:	Shenzhen Asia-Pacific Future Education Technology Development Co., Ltd.
Registered address: F1, Building A, Tsinghua Unisplendour Science and Technology Parks, Langshan Road No.13, North Area, High-tech Zone, Nanshan District, Shenzhen

Party B:	Qiu Feng, PRC natural person, ID No.: 650300197110142229

Party C:	Tuo Peifa, PRC natural person, ID No.: 659001196507282215

Party D:	Shanghai Bohao Information and Technology Company Limited
Registered Address: Room 1204-2, Wudong Road No.198, Yangpu District, Shanghai

The above Party B and Party C shall be collectively referred as “Existing Shareholders”, Party D as “Target Company”. The above parties shall be called “the Party” individually, and “the Parties” collectively.

WHEREAS

(1)	Target Company is a company duly incorporated and validly existing in accordance with PRC laws, with registered capital of five million yuan (RMB 5,000,000) among which two million yuan (RMB 2,000,000) has been paid up. Immediately prior to the execution and effectiveness of this Agreement, Party B and Party C each holds 50% equities in Target Company.

(2)	Target Company mainly engaged in business regarding R&D and sales of software and hardware for future class lecturing (“Primary Business”).

(3)	Party B and Party C intend to transfer to Party A, and Party A intends to purchase from Party B and Party C, in separate basis, respective 50% equities held by Party B and Party C in Target Company, in aggregate 100% equities in Target Company, according to this Agreement,

In witness hereof, the Parties reach into the following agreement upon friendly negotiations:

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Article 1 Equities Transfer

1.1.	Equities Transfer

Party B and Party C agree to transfer their respective 50% equities held in Target Company (“Target Equities”) to Party A which are free from any and all Encumbrances (as defined below) in accordance with terms and conditions under this Agreement, together with all rights, interests and corresponding obligations derived from such equities; Party A agrees to purchase said Target Equities (“Target Equities Transfer”). The ownership of Target Equities, as well as any rights and interests related to or derived from such ownership, shall transfer from Party B and Party C to Party A from the day (“Closing Date”) when Party A has been duly registered as the shareholder of 100% equities of Target Company by competent administration for industry and commerce (“AIC”) and shall be vested in Party A since then. “Encumbrances” shall mean any mortgages, pledges, liens, options, purchase rights, restrictions, right of first refusal, pre-emptive right, any third party rights or interests, other right restrictions or other security interest of any kind, or preferential arrangement of any kind having similar effect.

1.2.	Equity Percentage

Upon completion of Target Equities Transfer, Party A shall hold 100% equities in Target Company.

1.3.	Delivery

On Closing Date, Existing Shareholders shall deliver and cause Target Company to deliver to Party A all stamps (including but not limits to official stamp, financial stamp, corporate chapter, special stamp for contract, special stamp for human affairs), originals of all governmental approvals, originals of all contracts, accounting books, accounting records, certificates as well as the originals of all similar documents of Target Company.

Article 2 Price for Equities Transfer and Payment

2.1.	Price for Equities Transfer

Upon negotiations among the Parties, as the consideration for above Target Equites Transfer, Party A shall pay a transfer price at amount of thirty million yuan (RMB30,000,000) to Existing Shareholders (“Equities Transfer Price”) in accordance with terms and conditions under the Agreement. Specific amount of such Equities Transfer Price allocated to each Party B and Party C in different phases shall be decided based upon percentage of equities transferred by each party, in combination with the arrangement for payment of Equities Transfer Price set forth in Article 2.2 below.

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2.2.	Arrangement for Payment of Equities Transfer Price

The Parties agree that the Equities Transfer Price shall be paid in installments according to the following arrangement:

(1)        First installment: five million yuan in total (RMB5,000,000).The Parties hereby acknowledge that as of January 23, 2015, Party A has paid to Existing Shareholders a sum at amount of five million yuan (RMB5,000,000) as the first installment of Equities Transfer Price. Party B and Party C obtained the portion of such first installment of Equities Transfer Price in proportion to percentage of equities transferred by each as stated below:

Transferor	Percentage of equities transferred	Price obtained in first installment (RMB: in ten thousand)
Party B	50%	250
Party C	50%	250
In total	100%	500

(2)        Second installment: five million yuan in total (RMB5,000,000). Within five (5) business days from execution of this Agreement, Party A shall pay two million yuan (RMB2,000,000) to the bank accounts designated by Existing Shareholders. Provided all conditions precedent to closing under Article 3 (except under Article 3.11) have been satisfied in a way satisfactory to Party A or waivered by Party A on its discretion, Party A shall pay three million yuan (RMB3,000,000) to bank accounts designated by Existing Shareholders before October 31, 2015. Upon completion of such payments, Existing Shareholders shall cause Target Company to amend AIC registration within five business days. Upon completion of amendment of such AIC registration, the Target Equites, as well as assets and business of Target Company shall transfer from Party B and Party C to Party A and shall be vested in Party A since then. Party B and Party C shall obtain the portion of such second installment of Equities Transfer Price in proportion to percentage of equities transferred by each as stated below:

Transferor	Percentage of equities transferred	Price obtained in second installment (RMB: in ten thousand)
Party B	50%	250
Party C	50%	250
In total	100%	500

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(3)        Third installment: five million yuan in total (RMB5,000,000). Provided all conditions precedent to closing under Article 3 have continued to be been satisfied in a way satisfactory to Party A or waivered by Party A on its discretion, Party A shall pay the third installment of Equities Transfer Price in total sum of five million yuan (RMB5,000,000) to bank accounts designated by Existing Shareholders prior to December 31, 2015. Party B and Party C shall obtain the portion of such third installment of Equities Transfer Price in proportion to percentage of equities transferred by each as stated below:

Transferor	Percentage of equities transferred	Price obtained in third installment (RMB: in ten thousand)
Party B	50%	250
Party C	50%	250
In total	100%	500

(4)        Fourth installment: fifteen million yuan in total (RMB15,000,000).

Party A shall pay the fourth installment of Equities Transfer Price in total sum of fifteen million yuan (RMB15,000,000) to bank accounts designated by Existing Shareholders prior to March 31, 2016. However, Party A and Existing Shareholders may otherwise agree on the form of the consideration and the means of payment for the fourth installment of Equities Transfer Price.

2.3.	Taxes

Existing Shareholders commit that they shall make tax declarations and pay relevant taxes with respect to transaction under the Agreement in timely and active manner according to state and local laws, regulations, statues, rules and judicial interpretations in PRC (collectively “PRC Laws”). Existing Shareholders shall be liable for any and all obligations or responsibilities for declaring or paying the taxes regarding the transaction under the Agreement. Party A agrees that if according to relevant AIC’s requirements, AIC registration amendment may only be completed after taxes are paid up, Party A shall bear the taxes incurring on the first, second and third installment of Equities Transfer Price.

Article 3 Preconditions for Closing

The preconditions for Party A to pay Equities Transfer Price in second and third installments to Existing Shareholders in accordance with Article 2.2 are that all conditions prescribed below are fulfilled in a way satisfactory to Party A or waivered by Party A at its discretion prior to Closing Date (inclusive):

3.1.	Warranties and representations made by Existing Shareholders under Article 4.1 keep true, accurate, complete and not misleading during the period starting from the date of execution of this Agreement (inclusive) and ending on Closing Date (inclusive).

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3.2.	Target Company and Existing Shareholders have performed or observed all commitments, obligations and agreements required to be performed or observed by each hereunder before or on Closing Date.

3.3.	There exists no legal, regulatory or governmental procedures outstanding or threatened by anyone, which may cause the transaction hereunder to be, in part or in a whole, prohibited, restricted or otherwise handicapped, or otherwise file objections, claims or seek other remedies against the transactions hereunder, or create restrictions or conditions on the transaction hereunder, or cause interruptions on the transaction hereunder in other aspects.

3.4.	There exists no effective PRC laws or other applicable laws and regulations or any agreement, contract or document which may prohibit or restrict the completion of the transaction hereunder, or produce any major adverse influence on Target Company’s possessing, operating or controlling its Primary Business or related assets.

3.5.	Party A and the third party agent designated by it have completed due diligence on Target Company (including but not limited to with respect to financial, legal, and business) (“Due Diligence”), with results of such Due Diligence in satisfactory to Party A and any modifications required by Party A have been completed in a way satisfactory to Party A.

3.6.	Starting from the Balance Sheet Date (defined as below) and as of Closing Date (inclusive), Target Company’s financial status, prospects, performances, general operation status, value of equity and main assets have not undergone major changes, nor any events or facts occurring or existing which may cause such changes.

3.7.	The core management and other core employees (“Core Employees”) listed in Schedule I have executed with Target Company labor contract, confidentiality agreement, intellectual property agreement and non-competition agreement with contents and in a form agreed by Party A and Target Company, among which, the service term of labor contract shall be at least three (3) years following Closing Date, term of non-competition shall be the period during which Core Employees take office in Target Company plus two (2) years following their resignation from Target Company.

3.8.	New Articles of Association of Target Company reflecting the Target Equities Transfer in a form satisfactory to Party A, as well as other documents required for completion of transaction hereunder (collectively with the Agreement, “ Transaction Documents”) have been signed by related parties.

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3.9.	Party A has received evidence in its satisfactory, proofing that Transaction Documents and the transaction hereunder have obtained all necessary ratifications, authorizations, approvals, licenses, registrations, filings, permits, annual inspections, orders, exemptions, certificates and consents (collectively “Approvals”), including but not limited to Approvals of board of shareholders and/or board of directors of the signing parties to Transaction Documents, any third parties (if applicable) and government authorities.

3.10.	Executive directors, supervisors and legal representatives of Target Company shall be replaced by persons appointed by Party A.

3.11.	Target Equities Transfer, as well as the replacement of executive directors, legal representative and supervisor of Target Company has obtained necessary governmental approvals (including but not limited to AIC registration amendment); Party A has obtained register of shareholders reflecting its 100% ownership of Target Company’s equities and the AIC registration and filing documents reflecting amendments mentioned above.

3.12.	Party A has obtained internal approvals with respect to Transaction Documents and the transaction hereunder.

3.13.	Target Company and Existing Shareholders have submitted to Party A financial statement (“Financial Statement”) as of date of June 30, 2015 (“Balance Sheet Date”) and Party A is satisfied with such Financial Statement.

Article 4 Representations and Warranties

4.1.	Representations and Warranties of Existing Shareholders

Starting from the execution date of the Agreement (inclusive) and as of Closing Date (inclusive), the Existing Shareholders jointly and severally, represent and warrant to Party A that:

(1)	The Target Company is a limited liability company legally established under the laws of the PRC and the registered capital has been fully paid-in. Party B and Party C are PRC citizen. The Target Company and Existing Shareholders have obtained full powers, rights, authorizations to execute this Agreement and other Transaction Documents to which they are parties and perform obligations thereunder.

(2)	The Target Company and Existing Shareholders have executed this Agreement and other Transaction Documents to which they are parties. The Target Company and Existing Shareholders have obtained all authorizations, license and approvals (including but not limited to corporate internal authorization) in connection with the execution, delivery and performance of abovementioned documents. The Target Company and Existing Shareholders are able to legally execute this Agreement and other Transaction Documents to which they are parties, and perform obligations thereunder. The obligations and responsibilities of the Target Company and Existing Shareholders under this Agreement are legal, valid and enforceable.

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(3)	The execution, delivery and performance of this Agreement and other Transaction Documents to which the Target Company and Existing Shareholders are parties and rights and obligations thereunder will not violate PRC laws, articles of associations or other constitutional documents of the Target Company, nor violate any applicable court orders, judgments, arbitration award, administrative decisions and orders which are binding on the Target Company and the Existing Shareholders, nor violate any document, contract or agreement to which the Target Company and/or Existing Shareholders are signing parties or binding on them or their assets; nor violate any terms and condition under which the Target Company has been granted an approval or such approval shall be continuously valid; nor lead to any termination or withdrawal of any approval granted to the Target Company, or additional conditions of such approval.

(4)	The Target Company owns all governmental approval and third party consent necessary for engaging Primary Business (including but not limited to such Primary Business as recorded on its business license). Such approvals are valid and binding and have passed annual inspection and other inspections as required by such approvals, and there exists no circumstances that will lead to withdraw, revoke, limitation, inability to extend or invalidation of such approvals. The Target Company follows regulations of such approvals and there exists no violation in all aspects, and having received no written or oral notifications which informs it of any violation of any rules. The Target Company has never engaged in any activities without proper approvals.

(5)	There are no mortgage, pledge or other encumbrances on the equity interests of the Target Company. Part B and Party C respectively holds 50% equity interests of the Target Company, and have full and exclusive ownership and right of disposition over such equity interests, and are entitled to transfer the Target Shareholding to Party A in accordance with this Agreement. Save as rights enjoyed by Party A as explicitly stipulated under this Agreement, there are no right of first refusal, convertible notes, or other rights unexercised and commitment to issue shares over the registered capital as a result of which the Existing Shareholders or the Target Company may be obligated to sell any registered capital. There are no existing or potential legal disputes or controversy over equity interests of the Target Company, nor any entrustment shareholding. All historical changes of the registered capital of the Target Company comply with relevant regulations of articles of associations and the Company Law.

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(6)	The Target Company has no branches, nor does the Target Company hold, directly or indirectly, any equity interests, shares or other interests in any entities (referring to any enterprise, commercial firm, corporation, limited company, partnership, trust, institution, joint venture, organization, governmental institution or other entities in kind). There are no outstanding loan, borrowing or contingent indebtedness.

(7)	the books and records of the Target Company are complete. The financial statements of the Target Company (“Financial Statements”) include all relevant and material financial information of the Target Company. The financial information of the Target Company disclosed in the Financial Statements as of their respective dates are, in all aspects, true, accurate, complete and without any false or misleading statements, and in compliance with generally accepted accounting principles of the PRC. The Target Company has no cash, assets or liabilities which are not recorded in the Financial Statements, and all accrued cash and/or its use has been reflected in the Financial Statements completely and properly. The balance sheet included in the Financial Statements (“Balance Sheet”) includes all existing and reasonably foreseeable loan, liabilities, indebtedness, guarantee and other contingent liabilities of the Target Company as of the balance sheet date and their accurate description, including but not limited to any outstanding loan due from the Target Company to any third party. Save as disclosed in the Balance Sheet, the Target Company does not have any indebtedness, whether accrued, absolute, contingent, expired or about to be expired. The Target Company does not have any contingent liabilities and has not been guarantor, warrantor, indemnitor and other obligator for any third party, and has not provided securities to debt or interests of Existing Shareholders or other third parties. Starting from the Balance Sheet Date till the Closing Date, the Target Company does not incur any loan, debt, borrowings, securities or other contingent liabilities.

(8)	Save as stipulated in this Agreement, the Target Company has not incurred any of the followings starting from the Balance Sheet Date:

(i)	Any changes to any assets, debts, financial conditions or operation results as reflected in the Financial Statements, excluding those incurred in the ordinary course of business which would not produce material adverse effect;

(ii)	Any loss or damage which would cause material adverse effect to the Target Company, no matter under insurance coverage or not;

(iii)	Any waive of valuable rights or important debts of the Target Company;

(iv)	Any release or termination of the encumbrance, claim of rights, restriction of rights or payment obligation to the Target Company, excluding those incurred in the ordinary course of business which would not cause material adverse effect;

(v)	Sale, exchange or other disposal of any operational assets of the Target Company;

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(vi)	Material alteration of contracts or agreements which are binding on the Target Company or its assets;

(vii)	Any material change on remuneration arrangement or agreement concerning any employee, management team, directors or shareholders;

(viii)	Any termination of labor relationship of any Core Employees or their resignation;

(ix)	Any mortgage, pledge, transfer or guarantee or lien over material property or asset of the Target Company;

(x)	Any advance, loan or guarantee to employees, management team, director or relatives of aforementioned persons by the Target Company, excluding travel expenses and other fees incurred in the ordinary business course;

(xi)	Any dividend distribution, reserve, contribution or other distribution of the registered capital of the Target Company, or any direct or indirect redemption, purchase, acquisition, increase or decrease of shareholding of the Target Company;

(xii)	Any sale or transfer of assets of the Target Company which would cause material adverse effect in reasonable expectation;

(xiii)	Any other incident or circumstances, regardless of its nature, which would in reasonable expectation cause material adverse effect to the Target Company; and

(xiv)	Any arrangement or warranties made by the Target Company in connection with above-mentioned items as listed in this Article (8)

(9)	The Target Company does not own any real estate. The Target Company has entered into lease contract regarding the real estate used by it, and such lease contract is legal, valid, binding and enforceable. There exists no breach of contract.

(10)	The Target Company owns and independently operates all tangible properties which are necessary for it to engage in its Primary Business, including all tangible properties reflected in its Financial Statements (“Tangible Properties”). The Target Company has the legal title to the Tangible Properties and all Tangible Properties are free of any Encumbrance and in good condition. There exists no contract, agreement, undertaking, document or laws and regulations, governmental rules, measures, litigation or other legal proceedings which may affect the Target Company’s legal and complete ownership or using of such Tangible Properties. The Target Company’s using or taking advantage of the Tangible Properties complies with PRC laws and will not infringe any third party’s rights and interests.

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(11)	The Target Company owns or has the right to use all IP Rights used or held for use in the conduct of its business (Schedule II sets out details of such IP Rights) without any conflict with the rights of others or infringement to IP Rights of any other parties, and such IP Rights are free of any Encumbrance. Any products or services of the Target Company sold or transacted (or to be sold or transacted) do not and will not infringe IP Rights or other rights of any third party. “IP Right” refers to all worldwide rights coming from or in connection with the following items, whether or not being protected , created or produced based on PRC Laws or other jurisdiction: (i) invention (whether patentable or unpatentable and whether or not reduced to practice); (ii) patent, patent application, invention registration or any improvement thereon; (iii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, regardless of registered or not; (iv) copyright (regardless of registered or not), copyright registration or its application; (v) software; (vi) commercial secret, commercial information (whether confidential or not), Proprietary technology or non-patented technology;(vii) Industrial design, whether or not being registered; (viii) database and data; (ix) the domain name; (x) any kind of carrier of any of above items; (xi) any right to obtain or apply for a patent or registered trademark, copyright and domain name; (xii) the right to damages, fees or legal fees in relation to infringement or claim of any of the abovementioned items.

The Target Company has not received any notification claiming that it infringes, or will infringe (based on the business it conducted) any IP Rights or other rights owned by any other parties. The Target Company is not necessary to use any invention of employee (or persons to be employed by the Target Company) before his employment. Each employee has entered into relevant agreements to assign any IP Rights developed during his work to the Target Company, and to limit disclosure of confidential information of the Target Company; the employee has not excluded any of his invention or work products from the invention list assigned to the Target Company. There is no breach of such agreement by any employees.

There is no pending legal proceedings or charges of the Target Company claiming that any third party is infringing or hindering its IP Rights, and the Target Company has no plan to initiate such legal proceedings or charges. There is no pending legal proceedings or charges of any third party claiming that the Target Company is infringing or hindering its IP Rights, nor such legal proceedings or charges against the Target Company or its assets.

The Target Company has adopted security measures sufficiently cautious in business, so as to protect values of its IP Rights. The collection, use and keep of user information and data does not violate any PRC Laws, and the Target Company has legal and valid rights, title and interests over such user information and data.

(12)	The Target Company engages in Primary Business; save for Primary Business, the Target Company does not engage in any other business or operation activities.

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(13)	The Target Company has been complying with all PRC Laws and applicable regulations in other jurisdictions applicable to its business, operation, ownership, management and use of assets and properties; there has been no existing or possible event, status or circumstances which, in reasonable expectation, may directly or indirectly lead to violation of aforementioned laws and regulations.

(14)	There is no action, suit, proceeding, claim, arbitration or investigation pending against the Target Company or assets, rights, license, operation or business of the Target Company, whether existing, or potential, or to the knowledge of the Existing Shareholders or the Target Company, possible action, suit, proceeding, claim, arbitration or investigation. There is no event, status or circumstances which may directly or indirectly lead to such legal or administrative procedures. No order, request, decision, arbitration award has been made or petition presented or resolution passed for the winding up, liquidation or dissolution of the Target Company and no distress, execution or other process has been levied on any Target Company’s assets. The Target Company is not insolvent or in any insolvent situation.

(15)	The Target Company complies with various tax related laws and regulations, and has accurately, completely and timely filed all taxable revenue in accordance with national and local regulations of tax bureau in the PRC, and has paid-up all taxes due and payable. There is no circumstances which call for additional taxes, nor punishment as a result of violation of tax related laws, rules and regulations. The Target Company has put aside any tax related reserves in accordance with China accounting principles; as of Balance Sheet Date, such reserves in the Balance Sheet has fully reflected the tax payable. The Target Company has never received any notification from tax bureau or any other competent authority to inspect or audit any annual returns, and there is no pending audit, measures, proceedings, investigations, disputes or claims, nor circumstances which may result in tax claims from tax bureau or other competent authority.

(16)	All existing contracts entered into by the Target Company and any of its supplier, customer, other partners and any Related Parties (including but not limited to Existing Shareholders), effective as of the Closing Date, and any other important business, asset and financing contracts related to operation and business of the Target Company(collectively “Operation Contracts”) are legal, valid, binding and enforceable, and the Target Company and other parties to Operation Contracts do not breach the contracts. All Operation Contracts do not contain any exclusivity, non-compete or restriction clauses which limit or hinder the Target Company to enter into agreements with any party in accordance with any terms and conditions as it wishes. All Operation Contracts will not be required to obtain consent or approval from any governmental institution, corporation, organization or individual to keep its legality and effectiveness as a result of the Target Equity Transfer.

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In this Agreement, Related Party of any entity or individual means, (1) any other entity or individual directly or indirectly controlling or controlled by such entity or individual or, together with such entity or individual, jointly controlled by other entities or individuals; (2) any other entity or individual, directly or indirectly, holding more than 5% of equity interests in such entity or individual; (3) any other entity or individual, directly or indirectly, holding more than 5% of voting rights or other interests of such entity or individual. “Control” means directly or indirectly holding management right or right to affect management and policy of such entity, whether through ownership of voting securities, by contract or otherwise. As to individual, “Related Party” also include relatives of such individual, including spouse, parents, grandparents, maternal grandparents, brothers and sisters and their spouses, children and their spouses, grandchildren and their spouses, maternal grandchildren and their spouses

(17)	The Target Company does not violate any applicable labor related PRC Laws (including but not limited to labor contract, remuneration, working hours, social security and public housing funds), nor have any indebtedness, contingent liabilities or unpaid fees to comply with labor related PRC Laws. The Target Company has withheld taxes for employees to relevant governmental institution, or reserve undue amounts for such withholding. The Target Company does not owe any wage, tax, penalty or any amount as a result of violation of aforementioned obligations. The Target Company does not have any payable but unpaid compensation for termination of labor relations or other similar payment obligations.

Any Core Employee does not terminate labor relationship with the Target Company, or there exists other circumstances in which the Core Employee cannot serve as employee of the Target Company. The Target Company does not intend to termination labor relationship with any Core Employee. Save as required by PRC Laws, there is no outstanding compensation or other payment after the termination of labor relationship with employees.

Except as stipulated by PRC Laws, the Target Company does not participate in, nor being subject to any other scheme, arrangement, agreement or understanding related to endowment, retirement, profit sharing, delayed compensation, bonus, award or other employees benefit plan. There is no scheme, arrangement, agreement or understanding related to endowment, retirement, profit sharing, delayed compensation, bonus, award or other employees benefit plan in which the former employees (or their beneficiary) are entitled to participate. The Target Company has paid social security and public housing fund for its employees in accordance with PRC Laws.

The Target Company does not have any labor dispute or any potential labor dispute with its existing or former employees. The Target Company does not have labor union and the strike has never happened to the Target Company.

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Employees of the Target Company do not subject to any limitations of other contracts (other than the contracts with the Target Company), including license, warrant or other obligation, or order, judgment, ruling of governmental institution or court, which may severely affect the capacity of such employees to serve for the interests of the Target Company, or conflict with business of the Target Company.

Any Core Employee does not, directly or indirectly, hold any shares or equity interests in any other entity (excluding holding no more than 2% of public company), nor taking any position in any entity other than the Target Company. Over the past three years, any Core Employee has not (i) been pronounced guilty or in or in the process of trial (excluding traffic violation); (ii) prohibited, permanently or temporarily, from serving as legal representative, senior officer or director of any corporation pursuant to any court order, judgment or ruling; (iii) ruled by court or other administrative institution with jurisdiction in violation of any securities law, trade law or unfair transaction law, and such rulings or verdicts have not been withdrawn or postponed.

(18)	All transactions of the Target Company with Related Parties (including but not limited to Existing Shareholders and respective related parties), current or former employees, directors, consultants or shareholders or related parties of aforementioned persons (collectively “Affiliates”) are fair, and there are no unfair or illegal connected transactions which any Affiliates taking advantage of its position. As of the Closing Date, the Target Company has no contract, agreement or other transactions which are in effect or yet to be performed with Affiliates, and there are no liabilities, indebtedness and other payable or receivables with Affiliates.

(19)	Each of the Existing Shareholders and their respective affiliates does not directly or indirectly engage in, participate in or own any business that is the same as, or similar to, or competing with the Primary Business of the Target Company.

In the past five years, the Existing Shareholders have not been: (i) pronounced guilty or in the process of trial (excluding traffic violation); (ii) prohibited, permanently or temporarily, from serving as legal representative, senior officer or director of any corporation pursuant to any court order, judgment or ruling; (iii) ruled by court or other administrative institution with jurisdiction in violation of any securities law, trade law or unfair transaction law, and such rulings or verdicts have not been withdrawn or postponed.

(20)	The Existing Shareholders, the Target Company and their employees, directors, shareholders, representatives, agents have never conducted or participated in any activities prohibited by all laws, regulations, rules, and other legally binding measures in PRC, U.S and any other jurisdiction in relation to anti-bribery, corruption, money-laundry, fraud, anti-terrorism, economic sanctions and the boycott laws (“Anti-corruption Law”).

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(21)	From execution date of this Agreement till the Closing Date, there exists no event, fact, condition, changes or other circumstances which would, or in reasonable expectation would, cause material adverse effect on assets, liabilities, profit and ordinary operation of the Target Company

(22)	The Target Company does not engage any investment banks, financial advisers, brokers or other intermediate agencies which may receive commissions for transaction under this Agreement, or undertaken any obligation to pay commissions to such institutions.

(23)	The Existing Shareholders have fully and truly disclosed all information, document and materials as required by Party A, in connection with performance of this Agreement, and material to Party A’s signing of this Agreement. All the information, document and materials disclosed by the Existing Shareholders are true, accurate and complete, and there exists no untrue or misleading statement. In the event that the Existing Shareholders at any time after the execution of this Agreement, get to know any circumstances leading to the untrue, inaccurate or incomplete statements, representations or warranties, the Existing Shareholders have so informed Party A and taken necessary measures to cure or disclose as reasonably requested by Party A.

(24)	Execution of the employment contracts and confidentiality, intellectual property rights and non-competition agreements the content and format of which are to Party A’s satisfaction by Core Employees listed in Schedule I does not render such Core Employees in violation of any non-competition obligation or similar contractual obligations.

4.2.	Representations and Warranties of Party A

Starting from the execution date of the Agreement (inclusive) and as of Closing Date (inclusive), Party A shall make the following representations and warranties to Party B:

(1)	Party A is a limited liability company incorporated in accordance with PRC laws, which has civil rights and civil capacity to execute the Agreement and other Transaction Documents to which it is a party and perform obligations under such Transaction Documents.

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(2)	Party A has effectively executed the Agreement and other Transaction Documents to which it is a party. As of Closing Date, Party A has obtained all necessary authorizations, permits and approvals (including but not limited to internal authorization of the Company) required for execution, delivery and performance of above documents and performance of rights and obligations under such documents. Party A has legal right to execute the Agreement and other Transaction Documents to which it is a party and perform the obligations under the Transaction Documents. Party A’s obligations and responsibilities under the Agreement are legal, valid and enforceable.

(3)	Party A’s execution, delivery and performance of the Agreement and other Transaction Documents to which it is a party and its performance of obligations under the Transactions Documents shall not violate any PRC laws; nor violate Articles of Association of Party A or other organizational documents of Party A; nor violate any court judgements, rulings, rulings of arbitration, administration decisions and orders; nor violate any document, contract or agreement to which it is an contracting party or which is binding on it or its assets.

4.3.	Valid Term

The representations and warranties made by each Party under Article 4 shall remain valid after Closing Date and shall not be affected or restricted by the due diligence conducted by other Parties or any information becoming known to other Parties.

Article 5 Commitments

Existing Shareholders hereby jointly but severally commit that starting from the execution date of the Agreement, unless Party A otherwise agrees in writing in advance, or unless this Agreement otherwise expressly prescribes:

5.1.	Before Closing Date or the expiry of the Agreement (the earlier of which shall apply), Existing Shareholders shall not, and shall cause Target Company not engage, allow or facilitate any actions or non-actions which may constitute or lead to the representations, guaranties or commitments under Article 4.1 and Article 5 hereunder to be untrue, inaccurate or be violated.

5.2.	Before Closing Date or the expiry of the Agreement (the earlier of which shall apply), Existing Shareholders shall adopt and shall cause Target Company to adopt all reasonable measures to preserve and protect Target Company’s assets, operate Primary Business of Target Company and maintain the relations between it and its suppliers, clients, employees in the way consistent with usual practices and prudent business practices during the normal business operations, retain sufficient operating capital required for operation of Target Company and guaranty Target Company shall not undergo major adverse changes to the extent that it can manage.

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5.3.	Existing Shareholders shall not transfer or pledge its equities in Target Company to any third party, or set encumbrances of any other kind on its equities in Target Company.

5.4.	Existing Shareholders shall and shall cause Target Company to make all efforts to facilitate the transaction hereunder, and shall not and shall cause Target Company not to take any actions or non-actions which are may hamper or inappropriately delay the transaction hereunder.

5.5.	In order to perform any provisions hereunder (including but not limited to preconditions for closing under Article 3), Existing Shareholders shall, and shall cause Target Company to take all necessary actions and execute all necessary documents and instruments.

5.6.	Before Closing Date or the expiry of the Agreement (the earlier of which shall apply), Existing Shareholders shall, and shall cause Target Company to give Party A access to the borrower, financial counsels, accounts or other counsels of Target Company and assist Party A, at Party A’s reasonable request, to obtain any information with respect to finance, operation and/or business of Target Company. Furthermore, Existing Shareholders shall immediately notify Party A of any occurring or possibly occurring litigations, arbitrations and administration procedures with respect to Target Equities or the assets, business and/or revenues of Target Company. Party’s A right to information prescribed hereunder as well as Party A’s inspection of information provided shall not affect or restrict any representations and warranties made by Existing Shareholders hereunder in any aspects.

5.7.	Existing Shareholders shall make best efforts to obtain or cause Target Company to obtain all approvals (if applicable) necessary for completion of transaction hereunder as soon as possible to be extent to be permitted by PRC laws. Existing Shareholders shall agree to timely notify Party A if Target Company receives any written or oral messages with respect to approvals mentioned above from government authorities and provide Party A with any such written messages.

5.8.	Before Closing Date or the expiry of the Agreement (the earlier of which shall apply), except the negotiations taking place with respect to the transaction hereunder, without consent of Party A, Existing Shareholders shall not, and shall cause Target Company not to, directly or in directly, through any affiliates, consultants, representatives, employees, directors, agents or other persons, make, solicit, initiate, consider, accept or encourage any of following proposals or offers suggested by any persons (including any of its employees) or any entities: (a) to make any investment into the Target Company; (b) to acquire equities or assets of Target Company, in part or in a whole; (c) to merger, acquire the Target Company or its business or conduct business merger with Target Company of any kind; or (d) to carry out capital reorganization, asset organization or other unusual business transaction involved with Target Company or relating to Target Company in any means; or to participate in any discussions, negotiations or communications of other kind with respect to above matters, or provide other subjects with any information relating to above matters, or in any way, cooperate, assist or participate, facilitate or encourage any efforts or attempts planned by other subjects with respect to above matters.

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5.9.	Before Closing Date or the expiry of the Agreement (the earlier of which shall apply), without written consent of Party A, Existing Shareholders shall not, and shall cause Target Company not to commit any acts which may violate Article 4.1 (8) hereunder.

5.10.	Within five (5) years following Closing Date (“Non-competition Period”), Existing Shareholders shall not, and shall cause the affiliates of each (including the direct or indirect shareholders of Party B and Party C) not to, (1) directly or indirectly, engage, invest, participate, manage or operate any entities, business or products (“Competitive Business”)which are the same as, similar to or in competition with Principal Business or other business engaged by Target Company or its affiliates (exclusive of Party B and Party C) during the Non-competition Period, or hold any rights or interest in any Competitive Business, directly or indirectly, or supply services or consulting to any Competitive Business; (2) directly or indirectly, for the benefits of itself or any third parties, induce entities or natural persons which involve in business with Target Company or its affiliates to terminate their relations or contacts with Target Company or its affiliates; (3) directly or indirectly, for the benefits of itself or any third parties, employ or engage, in any form, any entities or natural persons which are currently working for Target Company or its affiliates, or encourage, induce or cause such entities or natural persons to terminate their employment with Target Company or its affiliates; (4) use or register any intellectual properties which are same as, similar to, relative to or created based upon the intellectual properties owned by Target Company or its affiliates (collectively “Non-competition Obligations”).

Existing Shareholders shall cause Core Employees to work for Target Company at full-time basis within three (3) years following Closing Date and cause such Core Employees to observe Non-competition Obligations during the period which they took office at the Target Company plus two (2) years from their resignation from the Target Company.

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5.11.	Existing Shareholders shall not, and shall cause their affiliates not to, bring up any lawsuits or other claims against Target Company, or commit any acts which are adverse to Target Company.

5.12.	Before Closing Date or the expiry of the Agreement (the earlier of which shall apply), Existing Shareholders shall cause Target Company (1) to accept and cooperate in active manners Party A in its continuous rearrangement, training and restructuring of the business process, financial process, human resources process and other relevant operating and management process of Target Company, including but not limited to non-IT system process, IT system process and system integration process; (2) to establish internal process, review and approval process, financial process, financial rules, financial system and financial management system, etc. consistent with those of Party A; (3) observe PRC laws, anti-corruption laws and other applicable laws and regulations, including but not limited to not committing any acts which are prohibited by anti-corruption laws and paying all taxes required by PRC laws (including but not limited to withholding income taxes for employees), social insurances and housing funds.

5.13.	Existing Shareholders and Target Company shall, upon request of Party A, resolve any issues found by Party A in its due diligence in active, soon and appropriate manner.

5.14.	After Closing Date, if Party A reasonably consider that any assets (including tangible assets and intangible assets) owned, possessed or used by Existing Shareholders and/or their affiliates (exclusive of Target Company), any contracts signed by Existing Shareholders and/or their affiliates (exclusive of Target Company), any employees engaged by Existing Shareholders and/or their affiliates (exclusive of Target Company) and/or any business operated by Existing Shareholders and/or their affiliates (exclusive of Target Company) constitute part of Principal Business or be relative to Principal Business, while such assets, contracts, employees or business have not been transferred to Target Company, upon request of Party A, Existing Shareholders shall and shall cause their affiliates to transfer such assets, contracts, employees or business to Party A free of charge in a way required by Party A and bear any and all taxes, cost and expenses occurring during such transfer. The provisions under this Article shall not restrict Party A’s exercising of other rights prescribed under other Articles hereunder or under any applicable laws.

5.15.	After the execution of the Agreement, Existing Shareholders and/or their affiliates (exclusive of Target Company) shall not apply for registration of patent, copyright, registered trademark, domain name other intellectual properties for any works, inventions, discovery, technology, conception, trademark or other intangible trademarks as well as any products developed or derived therefrom which are related to Principal Business; any such application shall be made by Target Company in the name of Target Company. Existing Shareholders further confirm that Target Company has right to apply for registration of patent, copyright, registered trademark, domain name and other intellectual properties for any creations, inventions, discoveries of Existing Shareholders and/or their affiliates or for any works, inventions, discovery, technology, conception, trademark or other intangible trademarks as well as any products developed or derived therefrom which are related to Principal Business made by Existing Shareholders and/or their affiliates

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Article 6 Termination

6.1.	Circumstance for Termination

The Agreement may be terminated by the following means:

(1)	The Parties hereto terminate the Agreement by written consensus and determine the time when such termination shall take effect;

(2)	Under any of following circumstances, Party A may terminate the Agreement by issuing written notice to other parties:

(i)	Any preconditions for closing prescribed under Article 3 fail to be fulfilled prior to November 1, 2015;

(ii)	Any representations or warranties made by any Party are found untrue or missing in major aspects on the day of making or on Closing Date.

(iii)	Any other Parties hereto commit major breach of the Agreement and fail to repair such breach within thirty (30) days after receipt of notice of repair from Party A;

(iv)	Any other Parties enter into voluntary or compulsory bankruptcy procedure (unless such process is withdrawn within 90 days of commencement), or are declared bankruptcy by court or other government authority; or

(v)	The performance of the Agreement is majorly disrupted for over 6 months due to force majeure prescribed under Article 8; or

(vi)	The main purpose of the Agreement is impossible or Party A cannot realize its main benefits hereunder due to any major changes occurring to any applicable PRC laws or their interpretations laws, or the amendment, supplementary or revoking to any applicable laws and regulations and their interpretations by any governmental authority.

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6.2.	Effects of Termination

(1)	The Agreement shall become void immediately after it is terminated in accordance with any provisions under Article 6.1 above.

(2)	Upon termination of the Agreement, each Party hereto shall refund considerations already received from other Parties and rehabilitate to the status the same as the that before the execution and implementation of the Agreement within 3 days or other period as the Parties otherwise agree according to the principle of equality, reasonableness and honesty.

Article 7 Liabilities for Breach

7.1.	General Liabilities for Breach

If any Party incurs any expenses, liabilities or suffers any loss (including but not limits to any expected loss of profit evidenced by reasonable proof provided by such Party, collectively the “Losses”) due to breach of any commitments, promises, agreement or any other provisions by any other Party or any untrue representations made by any other Party hereunder, the breaching Party or the Party who gives such untrue representations shall compensate the non-breaching Party all Losses mentioned above (including but not limits to any interests or attorney fees suffered by the non-breaching Party due to breaches or untrue representations by the breaching party). The amount of such compensation shall be equal to all factual loss suffered by the non-breaching party plus loss of future benefits obtainable to such non-breaching party due to breaches or untrue representations made by the breaching party.

7.2.	Specific Liabilities for Breach

Existing Shareholders shall jointly and severally compensate Party A and its affiliates (including Target Company after Closing Date), as well as its directors, the management, employees, representatives, successors and hold harmless against any and all loss incurred from any of following events:

(1)	Any Existing Shareholder makes any representation and warranty against Article 4.1 hereunder or any representation and warranty made by it is untrue, inaccurate, incomplete or misleading;

(2)	Any Existing Shareholder fails to perform any commitments, covenants or obligations made by it hereunder;

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(3)	Party A and/or its affiliate (including Target Company after Closing Date) has to be liable to declare or pay any taxes or undertake other tax-related obligations, liabilities or penalties (including but not limits to any taxes with respect to the transaction hereunder which Existing Shareholders and/or Target Company fails to declare and pay in accordance with PRC laws);

(4)	Target Company has to pay taxes for any transaction or event, any contact or agreement occurring on or before Closing Date or taxes derived at a time on or before Closing Date, whether such taxes are actually occurring or paid up before or after Closing Date.

(5)	Target Company and/or Existing Shareholders commit certain acts before Closing Date (whether be disclosed in Letter of Disclosure), including but not limits to, (i) the violation of PRC laws, anti-corruption laws or other applicable laws and regulations or any approvals; (ii) the violation of any contract or agreement to which it is a party or which it is binding on it; violation of any third party’s right and interest; (iv) the failure to declare or pay taxes , withhold income taxes, pay social insurance or housing fund in accordance with PRC laws; (v) the failure to conduct amendment to registered capital, equity or other registration of Target Company in accordance with relevant laws and regulations; and (vi) owing any debt, obligation or responsibility to any related parties;

(6)	Any loan, debt, liability, guaranty or other contingent debts of Target Company which generate or derive at a time on or before Closing Date and have not been disclosed in Letter of Disclosure;

(7)	Any lawsuit, arbitration, administrative, investigation or other administrative, judicial procedures involved with Target Company in relation to its acts or events occurring on or before Closing Date; or

(8)	Existing Shareholders or their affiliates violate any provisions set forth under Article 5.10.

7.3.	No Recovery.

Existing Shareholders hereby acknowledge, agree and commit that they shall not seek recovery from Target Company for any claim of compensation raised by Party A or its affiliate (including Target Company after Closing Date) against them in accordance with the Agreement, nor shall request Target Company to indemnify them for any payment of compensation or indemnification made by them to Party A or its affiliate (including Target Company after Closing Date) hereunder.

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Article 8 Force Majeure

8.1.	Definition

Force majeure shall mean any object circumstances which are unforeseeable, inevitable and unsurmountable including such events as earthquake, typhoon, flood, fire, war or others which cannot be foreseen and whose occurrence and consequence cannot be prevented or avoided or the amendment to any laws, regulations or statues, or promulgation of new laws, regulations and statues, or any governmental acts due to which it is impossible to implement the Agreement or impossible to perform the Agreement according to its provisions.

8.2.	Effect of Force Majeure

(1)	If any Party is prevented to perform any of its obligations hereunder due to force majeure, such obligation shall be suspended during the period of delay and deadline for performance of such obligation shall be extended in corresponding to the delayed period without any punishment. The preventing party shall, within seven (7) business days after occurrence of such force majeure, or within seven (7) business days after recovery of telecommunication in case of failure of telecommunication, notify other parties in writing of details of force majeure simultaneously via fax and express, together with documents evidencing the occurrence and duration of such force majeure.

(2)	If the preventing party fails to notify other parties and provide appropriate evidencing documents in accordance with provisions above, such party shall not be exempted from any obligations hereunder. The preventing party shall make reasonable efforts to lessen consequences resulted from such force majeure and continue to perform all relevant obligations as soon as possible after the force majeure ends. If the preventing party fails to continue to perform relevant obligations after grounds for suspension of performance disappear, such party shall undertake liabilities to other parties.

(3)	If any force majeure happens, the Parties shall negotiate to arrive at a faire solution and shall make all reasonable effort to lessen consequences resulted from such force majeure.

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Article 9 Confidentiality

9.1.	Scope of Confidentiality

The Parties agree to keep confidentiality of the following information: the existence, contents and execution of the Agreement, trade secrets, technology secrets of any Party received by other Parties during the valid term of the Agreement, any oral or written materials exchanged among the Parties for preparation or performance of the Agreement, as well as other matters of each Party subject to confidentiality (“Confidential Information”). Without written consent of other Parties, any Party shall not disclose or make public of such Confidential Information to any third party. Each Party shall ensure its employees, consultants and agents will perform the confidentiality obligations hereunder. However, under any of following circumstances, the disclosure of Confidential Information by any Party shall not constitute breach hereunder: (1) at time of disclosure, the Confidential Information has become known to the public; (2) the disclosure of any Confidential information is made with prior written consent of other Parties; (3) for the purpose of evaluation of the Agreement, any Party disclose the Confidential Information to its shareholders, directors, the management, the accounting firm or law firm engaged by it who commit to perform the confidentiality obligation; (4) any Party discloses the Confidential Information at request of competent security exchange, regulatory agency or other governmental authority, provided before such disclosure, such Party shall notify the other parties in writing of the nature of Confidential Information to be disclosed. Within the reasonable time before the disclosure mentioned above, the disclosing Party shall negotiate with other parties on such disclosure and take confidential measures on the disclosure to the extent as reasonably requested by other Parties.

9.2.	Term of Confidentiality

The Parties agree that, this Article 9 shall remain valid even after the Agreement is amended, released or terminated.

Article 10 Notice

10.1.	Means of Notice

Any notice or other communication (“Notice”) sent by one Party to other Parties with respect to the Agreement shall be in writing (including fax, email). For purpose of notice, the contact information of the Parties shall be as follows:

Party A:

Address: F1, Building A, Tsinghua Unisplendour Science and Technology Parks, Langshan Road No.13, North Area, High-tech Zone, Nanshan District, Shenzhen

Fax:【】

Email: renxiaoheng@vip.sina.com

Addressee: Ren Xiaoheng

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Party B:

Address：【】

Fax: 【】

Email: 18602172288@163.com

Addressee:【】

Party C:

Address：【】

Fax: 【】

Email: 18616982121@163.com

Addressee:【】

Target Company:

Address: Room 1204-2, Wudong Road No.198, Yangpu District, Shanghai

Fax: 【】

Email: 【】

Addressee:【】

10.2.	Delivery

The date of receipt of the notice by addressee shall be:

(1)	If delivered by hand, the time when the addressee signs for receipt, and in absence of such signing for receipt, the notice shall be considered not successfully delivered;

(2)	If delivered by mail and which must be in form of registered mail or express mail, seven (7) days after posting for delivery;

(3)	If delivered by fax or email, the time when the notice is received by the addressee.

10.3.	Change of Address

If any Party changes its contact address or contact phones (“Changing Party”), the changing party shall notify other parties within seven (7) days after such change. If Changing Party fails to make such notice according to the requirement, Changing Party shall bear any loss incurred therefrom.

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Article 11 Dispute Resolution

11.1.	Applicable Laws

The execution, validity, implementation and interpretation of the Agreement as well as the dispute resolution shall be governed by PRC laws.

11.2.	Dispute Resolution

With respect to any dispute arising under the Agreement, the Parties shall make beat efforts to resolve upon negotiations. If such negotiation fails, any Party may submit the dispute to South China International Economic and Trade Arbitration Commission at Shenzhen for arbitration in accordance with the arbitration rules then in effect. The arbitration shall take place in Shenzhen. The ruling of arbitration shall be final and binding on all Parties.

Article 12 Miscellaneous

12.1.	Entire Agreement

(1)	If one provision or more than one provision is ruled invalid, illegal or unenforceable in accordance with applicable laws or regulations in any aspect, the validity, legality and enforceability of the remaining part of the Agreement shall not be affected or damaged in any way. The Parties shall negotiate in good faith in order to replace the invalid, illegal or unenforceable ones with valid ones to the maximum extent to be permitted by laws and as expected by the Parties with the valid ones having similar business effect to those invalid, illegal or unenforceable ones to best extent.

(2)	The Whereas and Schedules hereto shall be integral part of the Agreement and the reference of “the Agreement” shall include the Schedules hereto.

12.2.	Superseding and Amendment

The Agreement shall supersede all intentions, agreements and instruments reached by and among the Parties with respect to Target Equities Transfer before the execution of the Agreement. The amendment and modification to the Agreement shall subject to consensus of the Parties upon negotiations which shall be in writing and shall take effect from the date of signing and sealing by the Parties.

12.3.	Expenses

(1)	Party A, Existing Shareholders and Target Company shall respectively bear all cost and expenses incurred by each with respect to the transaction hereunder or arising from the transaction.

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(2)	If Existing Shareholders and/or Target Company make any untrue, incomplete or misleading representations or warranties hereunder or fail to perform any obligations hereunder or commit other faults which lead to termination of the Agreement before Closing Date and/or Existing Shareholders and/or Target Company unilaterally terminate the Agreement before Closing Date, the Existing Shareholders shall bear all cost and expenses incurred by Party A and its affiliates with respect to transaction hereunder.

12.4.	Force of Agreement

The Agreement shall take effect from the date of validly signing or sealing by the Parties or the legal representative of the Parties. The Schedules shall have same effect as the Agreement. If there is any inconsistency between the Agreement and the Schedules, the Agreement shall prevail. The matters uncovered under the Agreement shall subject to supplementary agreement by the Parties upon separate negotiations. The supplementary agreement shall have the same legal effects as the Agreement.

12.5.	No Waiver

Unless as otherwise prescribed by the Agreement, the failure or delay of exercise of the powers, rights or privileges by any Party hereunder shall not constitute waiver of such powers, rights or privileges of such Party. Single or partial exercise of any powers, rights or privileges by any Party shall not exclude the exercise of other rights, powers or privileges by such Party.

12.6.	Language and Counterparts

The Agreement is written in Chinese. It may be executed in multiple counterparts with each piece having same effect.

(The remainder of this page is intentionally left blank.)

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In witness hereof, this Shares Purchase Agreement has been validly executed by the legal representative of following Party on the date first mentioned above.

Party A

Shenzhen Asia-Pacific Future Education Technology Development Co., Ltd.

(Seal)

By Legal Representative:

/s/ Li Weifu

Name: Li Weifu

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In witness hereof, this Shares Purchase Agreement has been validly executed by the legal representative of following Parties on the date first mentioned above.

Party B	Qiu Feng

/s/ Qiu Feng

Party C	Tuo Peifa

/s/ Tuo Peifa

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In witness hereof, this Shares Purchase Agreement has been validly executed by the legal representative of following Party on the date first mentioned above.

Party D

Shanghai Bohao Information and Technology Company Limited

(Seal)

By Legal Representative:

/s/ Qiu Feilong

(Name: Qiu Feilong)

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Schedule I

List of Core Employees

No.	Name	Position
1.
2.
3.

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Schedule II

List of Intellectual Properties

Software Copyrights

NO.	Name	Version No.	Date of Registration
1.	Bohao remote medical education information management system software	V1.0	January 28, 2014
2.	Bohao film centralized printing system software	V1.0	September 6, 2013
3.	Bohao VGA switching distributor software	V1.0	September 5, 2013
4.	Bohao BYRD hospital reports centralized printing system software	V1.0	September 5, 2013
5.	Bohao card reader systems software	V1.0	September 5, 2013
6.	Bohao future class lecturing web system software	V1.0	September 5, 2013
7.	Basic computer operation skills comprehensive assessment system	V1.0	August 20, 2013
8.	Three-dimensional digital medical image processing system software	V4.0	September 16, 2010
9.	Microteaching digital teaching appraisal system software	1.1	May 25,2010

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